EXHIBIT 11.1

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

The following schedules reflect the information used in calculating the number of shares in the computation of net loss per common share for each of the periods set forth in the Statements of Operations.

BASIC AND DILUTED EARNINGS PER SHARE COMPUTATION

THREE MONTHS ENDED MARCH 31, 2002

Weighted Average Shares Outstanding:

TOTAL	# DAYS
SHARES	OUTSTANDING
10,843,320	x	55	=	596,382,600
10,861,696	x	1	=	10,861,696
15,310,771	x	34	=	520,566,214
		90		1,127,810,510

				1,127,810,510	/ 90	=	12,531,228

Loss Per Share:

Net Loss plus dividend accrual
plus accretion of offering costs				$(1,445,451)	=		$(0.12)
Weighted Avg. Shares				12,531,228

BASIC AND DILUTED EARNINGS PER SHARE COMPUTATION

THREE MONTHS ENDED MARCH 31, 2001

Weighted Average Shares Outstanding:

TOTAL	# DAYS
SHARES	OUTSTANDING
9,067,700	x	5	=	45,338,500
9,077,338	x	2	=	18,154,676
9,078,463	x	10	=	90,784,630
9,078,888	x	22		199,735,536
9,079,313	x	51		463,044,963
		90		817,058,305

				817,058,305	/ 90	=	9,078,426

Loss Per Share:

Net Loss plus dividend accrual
plus accretion of offering costs				$(2,272,505)	=		$(0.25)
Weighted Avg. Shares				9,078,426